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                                                                   EXHIBIT 11.1

                               THE GOOD GUYS, INC.
                       STATEMENT SETTING FORTH COMPUTATION
                              OF EARNINGS PER SHARE
                   (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                    September 30,       September 30,       September 30,
                                                                        1995                 1994               1993
                                                            -------------------------------------------------------------
Net Income

1. As presented in the annual report                                    $14,166             $13,893               $7,651
   Shares used in per share computation                                  13,427              13,164               12,787
   Net income per common share and
   common share equivalents                                               $1.06               $1.06                 $.60
                                                            =============================================================


2. Computation of primary and fully dilutive earnings per share including common stock equivalents

   a) Primary earnings per common share
      Weighted average number of shares:

      Common stock (A)                                                   13,427                13,164             12,787
      Stock options (B)                                                     176                   270                241
                                                        -----------------------------------------------------------------
      Total                                                              13,603                13,434             13,028
                                                        -----------------------------------------------------------------
      Primary earnings per share                                          $1.04                 $1.03               $.59
                                                        =================================================================
   b) Fully diluted earnings per share
      Weighted average number of shares:

      Common stock (A)                                                   13,427                13,164             12,787
      Stock options (B)                                                     177                   271                261
                                                        -----------------------------------------------------------------
      Total                                                              13,604                13,435             13,048
                                                        =================================================================
      Fully diluted earnings per share                                    $1.04                 $1.03               $.59
                                                        =================================================================


A) The weighted average number of common shares outstanding during the year has been computed by taking the number of days each share is outstanding and dividing by the number of days in the year.

B) Stock options used in the primary earnings per share are calculated using the average market price. Stock options in fully diluted earnings per share are calculated using the higher of the ending market price or the average market price.